Exhibit 99.1

B&G Foods Reports Financial Results for Fourth Quarter and Full Year 2017

— Delivers Strong Net  Sales, Earnings Per Share and Adjusted EBITDA1 Growth  —

Parsippany, N.J., February 27, 2018—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the fourth quarter and full year 2017.

Fourth Quarter 2017 Financial Highlights (vs. Fourth Quarter 2016):

•	Completed the acquisition of and fully integrated Back to Nature[2]
•	Net sales increased by 14.5% to $473.7 million
•	Net income increased by 857.5% to $129.9 million (primarily due to a benefit on the re-measurement of deferred tax liabilities as a result of the U.S. Tax Cuts and Jobs Act)
•	Adjusted net income[1] increased by 93.6% to $37.6 million
•	Diluted earnings per share increased 875.0% to $1.95 (primarily due to a benefit on the re-measurement of deferred tax liabilities as a result of the U.S. Tax Cuts and Jobs Act)
•	Adjusted diluted earnings per share[1] increased 96.6% to $0.57
•	Adjusted EBITDA[1] increased 10.5% to $68.9 million

Full Year 2017 Financial Highlights (vs. Full Year 2016):

•	Completed the integrations of the recently acquired spices & seasonings, Victoria and Back to Nature businesses
•	Net sales increased by 20.0% to $1.67 billion
•	Net income increased by 98.7% to $217.5 million (primarily due to a benefit on the re-measurement of deferred tax liabilities as a result of the U.S. Tax Cuts and Jobs Act)
•	Adjusted net income increased by 7.2% to $140.5 million
•	Diluted earnings per share increased by 88.4% to $3.26 for the year (primarily due to a benefit on the re-measurement of deferred tax liabilities as a result of the U.S. Tax Cuts and Jobs Act)
•	Adjusted diluted earnings per share increased by 2.4% to $2.12
•	Adjusted EBITDA increased by 3.5% to $333.2 million

1   Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “adjusted net income,” “adjusted diluted earnings per share,” “base business net sales,” “EBITDA,” “adjusted EBITDA” and “net debt,” as well as information concerning certain items affecting comparability and historical reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.

2   The Company acquired Back to Nature, which includes the Back to Nature and SnackWell’s brands, on October 2, 2017.  In this earnings release, this acquisition is referred to as the Back to Nature acquisition and references to Back to Nature include both Back to Nature and SnackWell’s.

Guidance for Full Year Fiscal 2018

•	Net sales of $1.720 billion to $1.755 billion, including the impact of the new FASB revenue recognition standard, which the Company estimates will reduce net sales in 2018 by $20 million.[3]
•	Adjusted EBITDA of $347.5 million to $365.0 million
•	Adjusted diluted earnings per share of $2.05 to $2.25
•	Expect to generate cash flows sufficient to reduce net debt[1] by $125 million to $150 million by year end, after making expected dividend payments of approximately $124 million

Robert C. Cantwell, President and Chief Executive Officer of B&G Foods stated, “2017 was an impressive year of growth for B&G Foods as we added more than $275 million in net sales to deliver net sales of $1.67 billion.  We have more than doubled the size of our business in just three short years, adding the requisite staff and infrastructure while never losing sight of the things that we do right that have made B&G Foods such a special place over the past 20 plus years.”

Mr. Cantwell continued, “In addition to generating company record net sales, we also generated company record adjusted EBITDA of $333.2 million, an increase of more than $10 million versus the prior year, and company record adjusted diluted EPS of $2.12, an increase of $0.05 per share versus the prior year.  While we are disappointed that we did not achieve all of our objectives, we are proud of the work that we did growing our Green Giant frozen business and integrating the recently acquired spices & seasonings,  Victoria and Back to Nature businesses.”

“Our net sales of Green Giant frozen products increased by more than 11% for the year, making Green Giant one of the fastest growing brands in the frozen foods aisle, while our spices & seasonings acquisition generated more than $260 million in net sales for the year compared to our initial forecast at the time of acquisition of $220 million, Victoria generated nearly $43 million in net sales for the year compared to our initial forecast at the time of acquisition of $41 million and Back to Nature generated more than $20 million in net sales for the fourth quarter 2017 compared to our initial forecast at the time of acquisition of $17.5 million.”

“We believe we are well positioned to continue to grow in 2018 and beyond.  Our largest brands contribute more than 75% of our net sales and are in categories that we believe have growth prospects in excess of the broader packaged foods industry.  We are addressing the modest cost headwinds that we are facing, including increased freight and transportation costs,  with price increases that we are implementing across our portfolio, and with cost cutting initiatives.  We expect to deliver strong net cash from operations and free cash flow in 2018 and remain committed to our longstanding dividend policy, which resulted in nearly $124 million in cash dividends being paid to our stockholders in 2017.”

3    In May 2014, the Financial Accounting Standards Board (FASB) issued authoritative guidance related to new accounting requirements for the recognition of revenue from contracts with customers. The Company adopted this guidance and the related amendments as of the beginning of our fiscal 2018, applying the full retrospective transition approach to all contracts. Based on the Company’s comprehensive assessment of the new guidance, the Company has concluded that the adoption will not have a significant impact to the Company’s core revenue generating activities. However, the adoption will result in a change in presentation of certain trade and consumer promotion expenses, specifically in-store display incentives also referred to as marketing development funds. In-store display incentives or marketing development funds were previously recorded within selling, general and administrative expenses in the Company’s consolidated statements of operations. Upon the adoption of the new guidance, this expense will not meet the specific criteria within the new guidance of providing a “distinct” good or service, and therefore, will be required to be presented as a reduction of the Company’s net sales. The Company currently anticipates that the impact of this change will result in a reduction of net sales and selling, general and administrative expenses by approximately $20 million during 2018, the first year of adoption, with no impact to net income.

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Financial Results for the Fourth Quarter of 2017

Net sales increased by $60.0 million, or 14.5%, to $473.7 million in the fourth quarter of 2017 from $413.7 million in the fourth quarter of 2016.  The net sales increase was due to an increase in unit volume of $65.6 million, partially offset by a decrease in net pricing of $5.6 million.  The unit volume increase was primarily driven by an additional six weeks of net sales of the spices & seasonings business, acquired on November 21, 2016, an additional four weeks of net sales of Victoria, acquired on December 2, 2016, and three months of net sales of Back to Nature, acquired on October 2, 2017.

Base business net sales1 for the fourth quarter of 2017 were essentially flat at $380.9 million compared to $382.2 million in the fourth quarter of 2016.  Net sales of Green Giant frozen products increased $18.7 million, or 23.4%, benefitting from the strong performance of new innovation products, and net sales of Pirate Brands increased $2.1 million, or 11.4%, benefitting from new distribution gains, plus momentum from a strong back-to-school season and successful promotional events.  The net sales growth of Green Giant frozen products and Pirate Brands was offset by net sales declines for Green Giant shelf-stable products, whose net sales decreased $18.9 million, or 30.9%, primarily due to weak consumption trends and distribution losses with a key customer, the Company’s maple syrup products, whose net sales decreased $1.8 million, or 6.8%, primarily due to the Company’s decision during the first quarter of 2017 to discontinue certain private label sales, and Ortega, whose net sales decreased $1.8 million, or 5.0%, primarily due to heightened competitive activity.

Gross profit was $101.2 million for the fourth quarter of 2017 compared to $106.9 million for the fourth quarter of 2016.  Gross profit expressed as a percentage of net sales was 21.4% in the fourth quarter of 2017 compared to 25.8% in the fourth quarter of 2016. Excluding the 0.9 percentage point impact of product mix and the 0.6 percentage point impact of acquisition-related and other non-recurring expenses, gross profit as a percentage of net sales decreased 2.9 percentage points.  Approximately 1.7 percentage points of the decrease in gross profit percentage was due to an increase in warehousing and distribution costs and 1.2 percentage points of the decrease was due to a decrease in net pricing.

Selling, general and administrative expenses were $59.0 million in the fourth quarter of 2017, compared to $58.8 million in the fourth quarter of 2016, an increase of $0.2 million, or 0.4%.  The quarter benefitted from reduced consumer marketing of $9.8 million offset by increases in acquisition-related and other non-recurring expenses of $6.8 million and selling expenses of $3.6 million (which includes increases of $2.2 million in brokerage expenses and $1.3 million in salesperson compensation). All other expenses decreased $0.4 million. Expressed as a percentage of net sales, selling, general and administrative expenses improved by 1.7 percentage points to 12.5% for the fourth quarter of 2017 compared to 14.2% for the fourth quarter of 2016.

Net interest expense was $26.8 million in the fourth quarter of 2017, compared to $18.9 million in the fourth quarter of 2016.  The increase was primarily attributable to additional borrowings made in the fourth quarter of 2016 to fund the spices & seasonings acquisition and the Victoria acquisition and in the fourth quarter of 2017 to fund the Back to Nature acquisition, and the Company’s senior notes offerings in second quarter and fourth quarter of 2017.

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $129.9 million, or $1.95 per diluted share, for the fourth quarter of 2017, as compared to reported net income of $13.6 million, or $0.20 per diluted share, for the fourth quarter of 2016.  The increase in reported net income was primarily due to a  benefit on the re-measurement of deferred tax liabilities, including acquisition-related deferred tax liabilities, as a result of the recently enacted U.S. Tax Cuts and Jobs Act.

The Company’s adjusted net income for the fourth quarter of 2017, which excludes acquisition-related and other non-recurring expenses, as well as a benefit on the re-measurement of deferred tax liabilities, including acquisition-related deferred tax liabilities, was $37.6 million, or $0.57 per adjusted diluted share.  The

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Company’s adjusted net income for the fourth quarter of 2016, which excludes acquisition-related and other non-recurring expenses, was $19.4 million, or $0.29 per adjusted diluted share.

The Company’s adjusted EBITDA, which excludes acquisition-related and other non-recurring expenses, was $68.9 million in the fourth quarter of 2017, an increase of 10.5%, or $6.5 million, compared to $62.4 million in the fourth quarter of 2016.

Financial Results for the Full Year Fiscal 2017

Net sales increased by $276.8 million, or approximately 20.0%, to $1.67 billion for fiscal 2017 from $1.39 billion in 2016.  The net sales increase was due to an increase in unit volume of $287.5 million, partially offset by a decrease in net pricing of $10.7 million.  The unit volume increase was primarily driven by an additional eleven plus months of net sales of the spices & seasonings business, acquired on November 21, 2016, an additional eleven months of net sales of Victoria, acquired on December 2, 2016, and three months of net sales of Back to Nature, acquired on October 2, 2017.

Base business net sales for fiscal 2017 decreased by approximately $15.0 million, or 1.1%.  The decrease in base business net sales was driven by a decrease in unit volume of $4.3 million, or 0.3%, and a decrease in net pricing of $10.7 million, or 0.8%.  Net sales of Green Giant frozen products, benefitting from the strong performance of new innovation products, increased $33.6 million, or 11.1%, and net sales of Pirate Brands, benefitting from new distribution gains, plus momentum from a strong back-to-school season and successful promotional events, increased $5.2 million, or 6.1%. Net sales of Green Giant shelf-stable products decreased $30.6 million, or 19.6%, primarily due to weak consumption trends and distribution losses with a key customer.  Net sales of the Company’s maple syrup products decreased $7.0 million, or 7.0%, primarily due to the Company’s decision during the first quarter of 2017 to discontinue certain private label sales.  And net sales of Ortega decreased $3.0 million, or 2.1%, primarily due to heightened competitive activity. The overall decline in base business net sales in fiscal 2017 was concentrated in the first half of the year.  Base business net sales in the third and fourth quarters of fiscal 2017 increased 1.2% compared to the third and fourth quarters of 2016.

The spices & seasonings business and Victoria, each acquired in the fourth quarter of 2016, generated fiscal 2017 net sales of $260.7 million and $42.8 million, respectively, compared to the Company’s initial forecasts at the time of acquisition of $220.0 million of net sales for the spices & seasonings business and $41.0 million of net sales for Victoria.

Gross profit increased $14.3 million, or 3.2%, to $462.2 million for fiscal 2017 from $448.0 million for fiscal 2016.  Gross profit expressed as a percentage of net sales was 27.7% for fiscal 2017 compared to 32.2% for fiscal 2016.  Excluding the 2.5 percentage point impact due to product mix, gross profit as a percentage of net sales decreased 2.0 percentage points.  Approximately 1.4 percentage points of the decrease in gross profit percentage was due to an increase in warehousing and distribution costs and 0.6 percentage points of the decrease was due to a decrease in net pricing.

Selling, general and administrative expenses were $205.2 million in fiscal 2017, compared to $174.8 million in fiscal 2016, an increase of $30.5 million, or 17.4%.  The increase was attributable to increased warehousing expenses of $12.8 million, acquisition-related and other non-recurring expenses of $11.4 million, selling expenses of $7.2 million (which includes increases on brokerage expenses of $5.9 million and $0.6 million of salesperson compensation) and consumer marketing expenses of $0.6 million, slightly offset by decreases of $1.3 million of distribution restructuring expenses and all other expenses of $0.2 million. Expressed as a percentage of net sales, selling, general and administrative expenses improved by 0.3 percentage points to 12.3% for fiscal 2017 compared to 12.6% for 2016.

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Net interest expense was $91.8 million in fiscal 2017, compared to $74.5 million in fiscal 2016.  The increase was primarily attributable to additional borrowings made in the fourth quarter of 2016 to fund the spices & seasonings acquisition and the Victoria acquisition and in the fourth quarter of 2017 to fund the Back to Nature acquisition, and the Company’s senior notes offerings in second quarter and fourth quarter of 2017.

The Company’s reported net income under GAAP was $217.5 million, or $3.26 per diluted share, for fiscal 2017, as compared to reported net income of $109.4 million, or $1.73 per diluted share for fiscal 2016.  The increase in reported net income was primarily due to a benefit on the re-measurement of deferred tax liabilities, including acquisition-related deferred tax liabilities, as a result of the U.S. Tax Cuts and Jobs Act.

The Company’s adjusted net income for fiscal 2017, which excludes acquisition-related and other non-recurring expenses, as well as a benefit on the re-measurement of deferred tax liabilities, including acquisition-related deferred tax liabilities, was $140.5 million, or $2.12 per adjusted diluted share.  The Company’s adjusted net income for fiscal 2016, which excludes acquisition-related and other non-recurring expenses, was $131.1 million, or $2.07 per adjusted diluted share.

The Company’s adjusted EBITDA, which excludes acquisition-related and other non-recurring expenses, was $333.2 million in fiscal 2017, an increase of 3.5% or $11.2 million compared to $322.0 million in fiscal 2016.  Adjusted EBITDA as a percentage of net sales was 20.0% for fiscal 2017.

Full Year Fiscal 2018 Guidance

For fiscal 2018, net sales is expected to be approximately $1.720 billion to $1.755 billion, including the impact of the new FASB revenue recognition standard,2  which the Company estimates will have the effect of reducing the Company’s annual net sales in 2018 by approximately $20 million.  Adjusted EBITDA is expected to be approximately $347.5 million to $365.0 million and adjusted diluted earnings per share is expected to be approximately $2.05 to $2.25.

Based upon the Company’s expected adjusted EBITDA of approximately $347.5 million to $365.0 million, expected cash interest payments of approximately $105 million to $110 million,  expected cash taxes of approximately $15 million to $20 million, expected capital expenditures of $50 million to $55 million, and expected working capital improvement of approximately $75 million to $100 million resulting from the Company’s inventory reduction initiative, the Company expects to generate sufficient cash flows to reduce the Company’s net debt by $125 million to $150 million, after making expected dividend payments of approximately $124 million.

B&G Foods provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted EBITDA and adjusted diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for deferred taxes; loss on extinguishment of debt; acquisition-related and other non-recurring expenses, gains and losses; intangible asset impairment charges and related asset write-offs; restructuring expenses; gains and losses on the sale of assets and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material.  For additional information regarding B&G Foods’ non-GAAP financial measures, see “About Non-GAAP Financial Measures and Items Affecting Comparability” below.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, February 27, 2018.  The call will be webcast live and can be accessed at ir.bgfoods.com.  The call can also be accessed live over the phone by dialing (866)  548-4713 for U.S. callers or (323)  794-2093 for international callers.

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A replay of the call will be available two hours after the call and can be accessed by dialing (844) 512-2921 for U.S. callers or (412) 317-6671 for international callers; the password is 6165586.  The replay will be available from February 27, 2018 through March 13, 2018.  Investors may also access a web-based replay of the call at ir.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share,” “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued brands), “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt), “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition-related, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses and amortization of acquired inventory fair value step-up) and other non-recurring expenses, gains and losses; intangible asset impairment charges and related asset write-offs; gains and losses on sale of assets; and distribution restructuring expenses) and “net debt” (total long-term debt less cash and cash equivalents) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income,” “adjusted diluted earnings per share,” and “base business net sales,” which are calculated as reported net income, reported diluted earnings per share and reported net sales adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income, diluted earnings per share and net sales to eliminate the items identified above.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of these items, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources. The Company uses “net debt”  because the Company believes net debt provides useful information to the Company’s management and investors about the Company’s financial position, capital structure and leverage.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities is included below for the fourth quarter and full year of 2017 and 2016, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature,  B&G,  B&M,  Cream of Wheat,  Green Giant,  Las Palmas,  Le Sueur,  Mama Mary’s,  Maple Grove Farms,  Mrs. Dash,  New York Style,  Ortega,  Pirate’s Booty,  Polaner,  SnackWell’s,  Spice Islands and Victoria, there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

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Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ net sales, adjusted EBITDA, adjusted diluted earnings per share,  cash interest payment, cash taxes, working capital,  capital expenditure, inventory, dividend payment, net debt and overall expectations for fiscal 2018.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  Factors that may affect actual results include, without limitation: the Company’s substantial leverage; the effects of rising costs for the Company’s raw materials, packaging and ingredients; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies; tax reform and legislation, including the effects of the U.S. Tax Cuts and Jobs Act; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to successfully implement a new enterprise resource planning (ERP) system;  the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; the Company’s sustainability initiatives and changes to environmental laws and regulations; and other factors that affect the food industry generally. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8‑K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.    B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

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B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	December 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$206,506	$28,833
Trade accounts receivable, net	141,392	119,265
Inventories	501,849	356,590
Prepaid expenses and other current assets	20,054	26,399
Income tax receivable	16,794	10,787
Total current assets	886,595	541,874

Property, plant and equipment, net of accumulated depreciation of $200,664 and $169,474	272,192	245,344
Goodwill	649,292	614,278
Other intangibles, net	1,748,220	1,629,482
Other assets	1,617	4,625
Deferred income taxes	3,122	7,902
Total assets	$3,561,038	$3,043,505

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$122,358	$98,033
Accrued expenses	48,067	62,393
Current portion of long-term debt	—	10,515
Income tax payable	139	3,875
Dividends payable	30,922	30,879
Total current liabilities	201,486	205,695

Long-term debt	2,217,574	1,715,268
Other liabilities	24,881	21,405
Deferred income taxes	236,278	315,480
Total liabilities	2,680,219	2,257,848

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 66,499,044 and 66,406,314 shares issued and outstanding as of December 30, 2017 and December 31, 2016	665	664
Additional paid-in capital	266,789	387,699
Accumulated other comprehensive loss	(20,756)	(19,364)
Retained earnings	634,121	416,658
Total stockholders’ equity	880,819	785,657
Total liabilities and stockholders’ equity	$3,561,038	$3,043,505

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B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	December 30,	December 31,	December 30,	December 31,
	2017	2016	2017	2016
Net sales	$473,684	$413,656	$1,668,056	$1,391,257
Cost of goods sold	372,493	306,750	1,205,809	943,295
Gross profit	101,191	106,906	462,247	447,962

Operating expenses:
Selling, general and administrative expenses	58,990	58,770	205,234	174,759
Amortization expense	4,609	3,764	17,611	13,803
Impairment of intangible assets	—	—	—	5,405
Operating income	37,592	44,372	239,402	253,995

Other income and expenses:
Interest expense, net	26,765	18,921	91,784	74,456
Loss on extinguishment of debt	—	—	1,163	2,836
Other expense (income)	1,258	1,810	(1,607)	(363)
Income before income tax (benefit) expense	9,569	23,641	148,062	177,066
Income tax (benefit) expense	(120,339)	10,073	(69,401)	67,641
Net income	$129,908	$13,568	$217,463	$109,425

Weighted average shares outstanding:
Basic	66,497	66,407	66,487	63,203
Diluted	66,687	66,666	66,706	63,420

Earnings per share:
Basic	$1.95	$0.20	$3.27	$1.73
Diluted	$1.95	$0.20	$3.26	$1.73

Cash dividends declared per share	$0.465	$0.465	$1.86	$1.73

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B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	December 30,	December 31,	December 30,	December 31,
	2017	2016	2017	2016

Net income	$129,908	$13,568	$217,463	$109,425
Income tax (benefit) expense	(120,339)	10,073	(69,401)	67,641
Interest expense, net	26,765	18,921	91,784	74,456
Depreciation and amortization	12,888	10,453	49,172	37,266
Loss on extinguishment of debt	—	—	1,163	2,836
EBITDA(1)	49,222	53,015	290,181	291,624
Acquisition-related and other non-recurring expenses	15,604	7,048	35,745	17,523
Amortization of acquisition-related inventory step-up	830	2,350	2,380	5,424
Impairment of intangible assets	—	—	—	5,405
Loss on disposal of inventory	3,287	—	3,287	791
Loss on sale of assets	—	—	1,608	—
Distribution restructuring expenses	—	—	—	1,273
Adjusted EBITDA(1)	68,943	62,413	333,201	322,040
Income tax benefit (expense)	120,339	(10,073)	69,401	(67,641)
Interest expense, net	(26,765)	(18,921)	(91,784)	(74,456)
Acquisition-related and other non-recurring expenses	(15,604)	(7,048)	(35,745)	(17,523)
Distribution restructuring expenses	—	—	—	(1,273)
Write-off of property, plant and equipment	101	337	208	337
Deferred income taxes	(115,604)	10,635	(80,525)	56,190
Amortization of deferred financing costs and bond discount	1,549	1,325	5,812	5,426
Amortization of acquisition-related inventory step-up	(830)	(2,350)	(2,380)	(5,424)
Share-based compensation expense	331	1,341	4,615	5,798
Excess tax benefits from share-based compensation	—	—	—	(343)
Changes in assets and liabilities, net of effects of business combinations	(2,198)	59,224	(165,004)	66,530
Net cash provided by operating activities	$30,262	$96,883	$37,799	$289,661

(1)

EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt. We define adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses and amortization of acquired inventory fair value step-up, and gains and losses on the sale of assets) and other non-recurring expenses, gains and losses;  intangible asset impairment charges and related asset write offs; and distribution restructuring expenses. Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization, loss on extinguishment of debt, acquisition-related and other non-recurring expenses, gains and losses, non-cash intangible asset impairment charges and related asset write offs, and distribution restructuring expenses because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA and adjusted EBITDA in our business operations to, among other things, evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs.

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We also present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt capacity and ability to service debt and because covenants in our credit agreement and our senior notes indentures contain ratios based on these measures.  As a result, internal management reports used during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics.  However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income, net income or any other GAAP measure as an indicator of operating performance. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.  Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements.  EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt, acquisition-related and other non-recurring expenses, gains and losses, income taxes, intangible asset impairment charges and related asset write offs, and distribution restructuring expenses.  Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  However, EBITDA and adjusted EBITDA can still be useful in evaluating our performance against our peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

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B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	December 30,	December 31,	December 30,	December 31,
	2017	2016	2017	2016
Reported net income	$129,908	$13,568	$217,463	$109,425
Non-recurring adjustment to deferred income taxes(1)	(109,641)	—	(109,641)	881
Loss on extinguishment of debt, net of tax(2)	120	—	847	1,770
Acquisition-related and other non-recurring expenses, net of tax(3)	13,915	4,399	26,497	10,934
Distribution restructuring expenses, net of tax(4)	—	—	—	794
Acquisition-related inventory step-up, net of tax(5)	765	1,466	1,733	3,385
Impairment of intangible assets, net of tax(6)	—	—	—	3,373
Loss on disposal of inventory, net of tax(6)	2,393	—	2,393	494
Loss on sale of assets, net of tax(7)	166	—	1,171	—
Adjusted net income	$37,626	$19,433	$140,463	$131,056
Adjusted diluted earnings per share	$0.57	$0.29	$2.12	$2.07

(1)

Non-recurring adjustment to deferred income taxes for the fourth quarter and fiscal 2017 relate to the revaluation of our opening deferred income taxes as a result of the recently enacted U.S. Tax Cuts and Jobs Act as if it had been enacted on January 1, 2017.  Non-recurring adjustment to deferred income taxes for fiscal 2016 relates to a true-up of deferred income taxes resulting from our decision during the second quarter of 2016 to discontinue the Rickland Orchards brand and the related impairment of intangible assets.

(2)

Loss on extinguishment of debt for the fourth quarter 2017 includes the tax impact recorded as a result of our effective tax rate change.  Loss on extinguishment of debt for fiscal 2017 includes the write-off of deferred debt financing costs and unamortized discount of $0.9 million and $0.2 million, respectively, relating to the repayment of all outstanding borrowings under the tranche A term loans and less than $0.1 million relating to the refinancing of our tranche B term loans.  Loss on extinguishment of debt for fiscal 2016 includes the write-off of deferred debt financing costs and unamortized discount of $2.2 million and $0.6 million, respectively, relating to the repayment of $40.1 million aggregate principal amounts of our tranche A term loans and $109.9 million aggregate principal amount of our tranche B term loans.

(3)

Acquisition-related and other non-recurring expenses for the fourth quarter and fiscal 2017 primarily include acquisition and integration expenses for the Green Giant, spices  & seasonings, Victoria and Back to Nature acquisitions, severance and hiring costs, a non-recurring interest charge relating to the refinancing of our credit agreement and a non-recurring startup surcharge paid to a co-packer.

(4)

Distribution restructuring expenses for fiscal 2016 includes expenses relating to our transitioning of the operations of our three primary shelf-stable distribution centers and a new fourth primary shelf-stable distribution center in the United States to a third party logistics provider.

(5)

Acquisition-related inventory step-up for the fourth quarter and fiscal 2017 relates to the purchase accounting adjustments made to the finished goods inventory acquired in the Back to Nature and spices & seasonings acquisitions.  Acquisition-related inventory step-up for the fourth quarter and fiscal 2016 relates to the purchase accounting adjustments made to the finished goods inventory acquired in the spices & seasonings acquisition.

(6)

During the fourth quarter of 2017, we recorded a loss on disposal of inventory of $3.3 million. During the second quarter of 2016, we discontinued the Rickland Orchards brand because there was not sufficient demand to warrant continued production.  Accordingly, we wrote off the related intangible assets and recorded non-cash impairment charges to amortizable trademarks and customer relationship intangibles of $4.5 million and $0.9 million, respectively, which are recorded in “Impairment of intangible assets” in our consolidated statement of operations for fiscal 2016.

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We also recorded a charge to cost of goods sold of approximately $0.8 million in connection with the write-off of raw materials and finished goods inventory used for the Rickland Orchards brand.

(7)

During 2017, we sold to a third-party co-packer our Le Sueur, Minnesota research center, including the seed technology assets, property, plant and equipment.  We acquired the research center and related assets on November 2, 2015, as part of the Green Giant acquisition.  The sale resulted in a $1.6 million loss on sale of assets.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Base Business Net Sales to Reported Net Sales

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	December 30,	December 31,	December 30,	December 31,
	2017	2016	2017	2016
Reported net sales	$473,684	$413,656	$1,668,056	$1,391,257
Net sales from acquisitions(1)	(92,794)	(31,437)	(323,794)	(31,437)
Net sales of Rickland Orchards(2)	—	—	—	(528)
Base business net sales (3)	$380,890	$382,219	$1,344,262	$1,359,292

(1)

Reflects all net sales for Victoria and the spices & seasonings business for each period presented and net sales for Back to Nature for the fourth quarter and fiscal 2017. Back to Nature were acquired on October 2, 2017, Victoria was acquired on December 2, 2016, and the spices & seasonings business was acquired on November 21, 2016.

(2)	Reflects all net sales of Rickland Orchards for each period presented. Rickland Orchards was discontinued during the second quarter of 2016.

(3)

Base business net sales is a non-GAAP financial measure used by management to measure operating performance.  We define base business net sales as our net sales excluding (1) the impact of acquisitions until at least one full quarter of net sales from such acquisitions are included in both comparable periods and (2) net sales of discontinued brands.  The portion of current period net sales attributable to recent acquisitions for which there is not at least one full quarter of net sales in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the last day of the quarter in which the first anniversary of the date of acquisition occurs, and the period from the date of acquisition to the end of the quarter in which the acquisition occurred.  For discontinued brands, the entire amount of net sales is excluded from each fiscal period being compared. Management has included this financial measure because it provides useful and comparable trend information regarding the results of our business without the effect of the timing of acquisitions and the effect of discontinued brands.

The definition of base business net sales set forth above, as it relates to acquisitions, has been modified from the definition the Company had used previously.  Under the Company’s previous definition of base business net sales, for each acquisition, the excluded period started at the beginning of the most recent fiscal period being compared and ended on the first anniversary of the acquisition date.  The Company believes that it is more useful to measure base business net sales on a full quarter basis.

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